Exhibit 99.1

NEWS RELEASE

APOGEE

Contact: Mary	Ann Jackson

 Investor Relations

 952-830-0674

 mjackson@apog.com

For Immediate Release

Wednesday, December 17, 2003

APOGEE REPORTS THIRD QUARTER EARNINGS

MINNEAPOLIS, MN (December 17, 2003) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today reported third quarter earnings per share from continuing operations of $0.20, or $5.5 million, including the favorable effect of a reduction in the company’s effective tax rate. This compares to earnings from continuing operations of $0.35 per share, or $9.9 million, in the prior-year period. All earnings per share figures refer to diluted earnings per share.

Third quarter net earnings were $0.09 per share, or $2.5 million, compared with net earnings of $0.27 per share, or $7.6 million, in the previous-year period. This reflects a loss of $0.11 per share from discontinued operations in the third quarter, versus a loss of $0.08 in the prior-year period.

Third quarter revenues from continuing operations declined 7 percent as expected and totaled $143.6 million compared to revenues of $154.4 million in the same period last year.

“We met our overall expectations in the third quarter, despite the ongoing, difficult commercial construction environment,” said Russell Huffer, Apogee chairman, president and chief executive officer. “Architectural revenues for the quarter were down from prior year as anticipated, due to the slow construction market, and expected earnings were somewhat impacted by project delays and by lower margins on isolated jobs previously identified as having project management issues.

“Our large-scale optical segment continues to successfully convert picture framers to value-added glass,” he said. “Auto glass segment results were better than anticipated due to higher than expected manufacturing shipments in the quarter, a timing issue that will be reflected in lower shipments in the fourth quarter.”

– MORE –

Architectural products and services

Third quarter revenues for Apogee’s largest segment, architectural products and services, continued to be below the prior year as expected, due to the soft commercial construction market overall and specifically the office sector, usually Apogee’s largest market. Revenues were down 11 percent to $109.0 million, compared to $121.9 million in the prior-year quarter. Operating income was $1.7 million, compared to $10.8 million a year ago. Lower volume and competitive pricing continue to contribute to the lower architectural operating earnings; further impacting operating income in the quarter were projects shifting to later start dates in the window and curtainwall business, and ongoing margin pressures in isolated glass installation projects.

The architectural segment backlog increased to $209.1 million. The third quarter backlog compares to $181.2 million at the end of the second quarter and a backlog of $147.3 million in the prior-year period. The majority of the growth in the backlogs of all architectural businesses is expected to be shipped in fiscal 2005.

Large-scale optical technologies

Third quarter large-scale optical segment revenues were $22.0 million, up 2 percent compared to revenues of $21.6 million in the prior-year period. The segment had operating income of $2.5 million, up from $1.8 million in the same period last year. Earnings benefited from the continued conversion to value-added picture framing glass and operational improvements, partially offset by ongoing pricing pressures in consumer electronics and clear glass picture framing products.

Automotive replacement glass and services

Auto glass segment revenues for the third quarter, which now reflect only the manufacturing business, were $12.6 million, versus $11.0 million in the soft prior-year period. The segment reported operating income of $2.8 million, up from $2.2 million in the prior-year period due to improved volume and ongoing operating improvements, partially offset by manufacturing pricing that declined approximately 12 percent compared to a year ago.

Equity in affiliates

Apogee’s loss from investments in PPG Auto Glass, LLC was $0.8 million in the third quarter, versus earnings of $0.3 million in the prior-year period. Performance at the joint venture, although slightly better than expected, continues to be impacted by replacement auto glass pricing pressures.

Discontinued operations

Apogee’s third quarter discontinued operations results, which reflect the planned sale of Harmon AutoGlass, were a loss of $0.11 per share, or $3.0 million, compared with a loss of $0.08 per share, or $2.3 million, in the fiscal 2003 period. Third quarter results include charges of $1.3 million related to the anticipated sale of Harmon AutoGlass. In addition, retail auto glass unit operating results were below expectations as an 11 percent increase in units was offset by an 11 percent decline in pricing compared to the prior-year period.

Apogee announced on November 4 that it has entered into a definitive agreement to sell the stock of Harmon AutoGlass to Synergistic International, Inc., doing business as Glass Doctor, a subsidiary of The Dwyer Group. The transaction is expected to close by early January 2004.

– MORE –

Financial condition

Long-term debt was $41.7 million at the end of the third quarter, up slightly from $40.4 million at the end of the second quarter and down from $47.3 million at year-end. The company’s debt-to-total-capital ratio was 19 percent at the end of the quarter, compared to 21 percent at the end of fiscal 2003. Non-cash working capital (current assets, excluding cash, less current liabilities) increased to $57.1 million at the end of the quarter, from $49.7 million at the end of the second quarter due to a seasonal increase in accounts receivable as well as a planned inventory buildup of value-added picture framing glass. Year to date, depreciation and amortization for continuing operations totaled $15.1 million, compared to $15.2 million in fiscal 2003. Capital expenditures for continuing operations were $7.8 million year to date, even with $7.8 million in the prior-year period.

Third quarter results benefited by $0.06 cents per share, or $1.6 million, due to favorable impacts of constant tax deductions and credits relative to a reduced base of pretax income, and additional deductions from an intellectual property donation.

Outlook

“Looking ahead, we are excited about the ongoing opportunities for our large-scale optical segment,” said Huffer. “Our efforts to convert picture framing markets to value-added glass products continue to be successful, and we are planning for even greater penetration in existing and new framing markets as we continue to transition our coating capacity that today is serving consumer electronics markets to picture framing. At the same time, we are determining ways to streamline costs in this segment.

“Although the fourth quarter and fiscal 2005 remain challenging for our architectural segment, we are starting to see some positive trends,” Huffer said. “Our inbound order rates for architectural glass fabrication and windows and curtainwall have improved in the last few months. In addition, our backlog has grown almost 40 percent over the past two quarters, although this new work will largely be shipped in fiscal 2005. We’re definitely winning more business in tough market conditions.

“The latest industry forecasts from F.W. Dodge predict a 4.0 percent increase in the total non-residential market in calendar 2004,” he said, “and an increase of 9.6 percent in our key office sector, after an expected decline of 8.8 percent in calendar 2003. However, because the timing of our products and services lags construction project starts by about nine months, we don’t expect to see this growth benefiting our architectural businesses until late in fiscal 2005 or early in fiscal 2006.

“We’ll continue to use our positive cash flow this year to strengthen our balance sheet by reducing our debt, and continuing to pay our dividend,” said Huffer. “We expect to begin repurchasing stock under our current share repurchase program during the fourth quarter.

“This year is pivotal in repositioning Apogee for a stronger future through our strategies for growing our architectural glass products and services, and picture framing glass businesses. In the short term, we are executing strategies related to the conversion of the picture framing market to value-added glass products. Once the sale of Harmon AutoGlass is completed, we’ll be able to give our other growth strategies our full attention,” he said. “We feel that our architectural segment, with its industry-leading value-added products and services, is positioned to perform well despite the market outlook.”

He continued, “For fiscal 2004, the continuing slowdown in commercial construction markets and the high likelihood of project delays are driving us to the low end of our previous guidance range of $0.38 to $0.50 per share for continuing operations.” This does not include a $0.05 one-time reduction in auto

– MORE –

glass segment earnings in the fourth quarter as a result of amending the existing PPG Auto Glass joint venture pricing amendments to better reflect market pricing, and potential one-time charges as we evaluate the needs of the organization after the divestiture of Harmon AutoGlass.

“We plan to provide our fiscal 2005 guidance during the fourth quarter after we close on the sale of Harmon AutoGlass,” he said.

The following statements are based on current expectations for fiscal 2004. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year from continuing operations are expected to be down mid-single digits. However, we anticipate slight revenue growth in the fourth quarter compared to the prior-year period.
—	Architectural segment fourth quarter revenues are expected to be up in the low single digits.
—	Large-scale optical revenues are expected to be flat in the fourth quarter compared to a strong prior-year period.
—	Auto glass manufacturing revenues for the quarter are expected to be more than 15 percent lower than the fiscal 2003 period.
•	Annual gross margins are expected to be approximately 5 percentage points lower than the prior year due to competitive pricing in almost all businesses and maintaining staffing levels to handle the large architectural backlog.
—	Expected annual operating margins by segment are: architectural, approximately 1 to 2 percent; large-scale optical, 7 to 8 percent; and auto glass, 14 to 15 percent.
•	SG&A, both in dollars and as a percent of sales, is projected to be flat to slightly down during the fourth quarter.
•	Equity in affiliates full-year performance is expected to be slightly unfavorable compared to fiscal 2003 results due to competitive pricing.
•	Full-year capital expenditures for continuing operations are targeted at $16 million but will be tightly managed.
•	Depreciation and amortization for continuing operations is estimated at $20 million for the year.
•	Debt is expected to be reduced to below $40 million by year-end.
•	The effective tax rate for the full year is anticipated to be zero percent. The rate reduction is the result of favorable impacts of constant tax deductions and credits relative to a declining base of pretax income.
•	Earnings per share from continuing operations are expected to be $0.03 to $0.06 for the fourth quarter, including the one-time impact of the changes to the PPG Auto Glass supply agreement pricing amendments.
•	Full-year discontinued operations are expected to reflect a charge of $0.25 to $0.32 per share, or $7 to $9 million, for the transaction and transition costs of exiting retail auto glass. Harmon AutoGlass operations are expected to incur additional losses prior to the closing of the deal. At this time, we do not anticipate any income or loss from resolution of liabilities associated with discontinued European curtainwall operations.

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results

– MORE –

of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions; ii) economic conditions and the cyclical nature of the worldwide commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully utilize production capacity and project managers; (B) the Auto Glass segment: i) changes in market dynamics; ii) market seasonality; iii) highly competitive, fairly mature industry; and iv) performance of the PPG Auto Glass LLC joint venture; and (C) the Large-Scale Optical segment: i) new product introductions and management of product life cycles; ii) intensely competitive markets; iii) highly cyclical markets that are impacted by economic slowdowns; iv) dependence on a relatively small number of customers; and v) ability to utilize manufacturing facilities. Additional factors include: i) quarterly revenue and operating results that are volatile and difficult to predict; ii) the uncertainty of whether we will be able to complete a sale of the Harmon AutoGlass business on terms, or within a time period, acceptable to us; iii) the possibility of a material product liability event; iv) the costs of compliance with governmental regulations relating to hazardous substances; v) management of discontinued operations exiting activities; and vi) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the forgoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Report on Form 10-K for the fiscal year ended March 1, 2003.

Teleconference and simultaneous webcast

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Time tomorrow, December 18. To participate in the teleconference, call 1-800-901-5231 toll free or 617-786-2961 international, access code 33586952. The replay will be available from noon Central Time on Thursday, December 18, through midnight Central Time on Friday, January 2, by calling 1-888-286-8010 toll free, access code 24892761. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.
•	Large-scale optical technologies companies develop and produce high technology glass that enhances the visual performance of products for the display, imaging and picture framing

– MORE –

industries. Businesses in this segment are: Tru Vue, a North American value-added glass and matboard manufacturer for the custom framing and pre-framed art markets; and Viratec, a producer of optical thin film coatings for the global display, imaging and picture framing markets.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

– MORE –

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

	Thirteen Weeks Ended November 29,	Thirteen Weeks Ended November 30,	%	Thirty-nine Weeks Ended November 29,	Thirty-nine Weeks Ended November 30,	%
Dollar amounts in thousands, except for per share amounts	2003	2002	Change	2003	2002	Change
Net sales	$143,562	$154,417	-7%	$400,873	$439,005	-9%
Cost of goods sold	115,232	116,511	-1%	325,693	329,849	-1%

Gross profit	28,330	37,906	-25%	75,180	109,156	-31%
Selling, general and administrative expenses	21,929	23,741	-8%	63,647	75,767	-16%

Operating income	6,401	14,165	-55%	11,533	33,389	-65%
Interest income	117	170	-31%	358	725	-51%
Interest expense	883	998	-12%	2,694	3,317	-19%
Other (expense) income, net	(4)	950	N/M	(11)	992	N/M
Equity in (loss)/income of affiliated companies	(816)	270	N/M	(822)	(960)	14%

Earnings from continuing operations before income taxes and other items below	4,815	14,557	-67%	8,364	30,829	-73%
Income tax (benefit) expense	(639)	4,688	N/M	—	9,453	-100%

Earnings from continuing operations	5,454	9,869	-45%	8,364	21,376	-61%
(Loss) from discontinued operations	(3,004)	(2,308)	-30%	(7,458)	(8)	N/M

Net earnings	$2,450	$7,561	-68%	$906	$21,368	-96%

Earnings per share—basic:
Earnings from continuing operations	$0.20	$0.36	-44%	$0.31	$0.77	-60%
(Loss) from discontinued operations	$(0.11)	$(0.08)	-38%	$(0.28)	$—	N/M
Net earnings	$0.09	$0.28	-68%	$0.03	$0.77	-96%
Average common shares outstanding	27,098,562	27,255,371	-1%	27,033,989	27,685,227	-2%

Earnings per share—diluted:
Earnings from continuing operations	$0.20	$0.35	-43%	$0.30	$0.75	-60%
(Loss) from discontinued operations	$(0.11)	$(0.08)	-38%	$(0.27)	$—	N/M
Net earnings	$0.09	$0.27	-67%	$0.03	$0.75	-96%
Average common and common equivalent shares outstanding	27,925,653	28,002,308	0%	27,800,661	28,576,291	-3%
Cash dividends per common share	$0.0600	$0.0575	4%	$0.1750	$0.1675	4%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended November 29, 2003	Thirteen Weeks Ended November 30, 2002	% Change	Thirty-nine Weeks Ended November 29, 2003	Thirty-nine Weeks Ended November 30, 2002	% Change
Sales
Architectural	$108,955	$121,901	-11%	$307,407	$345,633	-11%
Large-scale Optical	22,044	21,594	2%	59,002	58,054	2%
Auto Glass	12,574	10,956	15%	34,496	35,354	-2%
Eliminations	(11)	(34)	68%	(32)	(36)	11%

Total	$143,562	$154,417	-7%	$400,873	$439,005	-9%

Operating income (loss)
Architectural	$1,684	$10,845	-84%	$3,485	$25,680	-86%
Auto Glass	2,836	2,152	32%	6,410	8,147	-21%
Large-scale Optical	2,490	1,819	37%	3,446	1,324	160%
Corporate and other	(609)	(651)	6%	(1,808)	(1,762)	-3%

Total	$6,401	$14,165	-55%	$11,533	$33,389	-65%

Consolidated Condensed Balance Sheets

(Unaudited)

	November 29, 2003	March 1, 2003
Assets
Current assets	$167,381	$171,463
Net property, plant and equipment	102,098	108,966
Other assets	90,527	102,412

Total assets	$360,006	$382,841

Liabilities and shareholders’ equity
Current liabilities	$105,427	$120,428
Long-term debt	41,700	47,258
Other liabilities	35,988	36,945
Shareholders’ equity	176,891	178,210

Total liabilities and shareholders’ equity	$360,006	$382,841

– MORE –

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Statement of Cash Flows

(Unaudited)

	Thirty-nine Weeks Ended November 29,	Thirty-nine Weeks Ended November 30,
Dollar amounts in thousands	2003	2002
Net earnings	$906	$21,368
Net loss from discontinued operations	7,458	8
Depreciation & amortization	15,068	15,165
Results from equity investments	822	960
Other, net	(392)	(74)
Changes in operating assets and liabilities	(16,440)	(3,386)

Net cash provided by continuing operating activities	7,422	34,041

Capital expenditures	(7,850)	(7,787)
Other investing activities	1,350	17,779

Net cash (used in) provided by investing activities	(6,500)	9,992

(Payments on) long-term debt and revolving credit agreement	(5,790)	(20,690)
Proceeds from issuance of common stock	2,142	4,095
Repurchase and retirement of common stock	(601)	(16,494)
Dividends paid	(4,807)	(4,682)
Other, net	—	(835)

Net cash (used in) financing activities	(9,056)	(38,606)

Cash provided by (used in) discontinued operations	2,782	(2,811)

(Decrease) increase in cash and cash equivalents	(5,352)	2,616
Cash and cash equivalents at beginning of year	10,166	15,361

Cash and cash equivalents at end of period	$4,814	$17,977